Exhibit 99.1

The Cheesecake Factory Reports Record Net Income and Diluted Net
Income Per Share for the Fiscal Quarter Ended July 1, 2003

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--July 22, 2003--The Cheesecake Factory Incorporated (Nasdaq:CAKE) today reported record net income for the fiscal quarter ended July 1, 2003 of $15.3 million or $0.30 per diluted share, compared to net income of $13.2 million or $0.26 per diluted share for the same quarter last year.
    "We were pleased with our solid financial results for the second quarter," said David Overton, Chairman and CEO. "Comparable restaurant sales increased 0.3% during the second quarter. Our restaurants have achieved positive quarterly comparable sales comparisons during 43 of the 44 quarters that our Company has been publicly held, and we are very proud of that enviable track record for our industry. This is a strong testament to the sustained popularity of our restaurants and the sustained ability of our restaurant management teams to correctly execute our concepts. Additionally, our restaurant operators did a commendable job of managing controllable costs and expenses during the second quarter, as did our bakery production operations."
    The Company remains on target to open as many as 14 new Cheesecake Factory restaurants during fiscal 2003. "As we originally planned, four new restaurants have opened so far this fiscal year," said Overton. "We previously announced that as many as ten additional restaurants are planned for openings during August-December 2003, and we are operationally ready to successfully execute those openings. Due to the nature of the leased spaces that we select for our restaurants and their highly customized layouts, it is not possible for us to precisely predict, by quarter, the exact timing of our restaurant openings and their associated preopening costs. Having said that, we remain committed to opening as many as ten additional restaurants during the rest of this year and thereby increasing our total restaurant productive square feet for the full year by approximately 23%.
    "Several of our recent restaurant openings have set new opening sales records for our Company," commented Overton. "Our newer locations in St. Louis, MO, San Jose, CA, Edison, NJ, Charlotte, NC, West Nyack, NY and Overland Park, KS have all opened with average sales volumes well in excess of our Company average. We believe that most of these locations have the potential to sustain higher-than-average sales volumes once their "honeymoon" grand opening periods are completed. And, we are very excited about the strong sales potential for our remaining restaurant openings planned for this year, including a unique location next to the Royal Hawaiian Hotel on Waikiki Beach in Honolulu."
    Sales continued to build at all three of the Company's Grand Lux Cafe restaurants during the second quarter of fiscal 2003. "Compared to the same quarter last year, sales for our Las Vegas and Los Angeles locations each increased approximately 7% during the second quarter," said Overton. "Sales for our downtown Chicago location continue to annualize in excess of $10 million. We currently plan to open as many as two additional Grand Lux Cafes during fiscal 2004, and we continue to be excited about the longer-term growth potential of the concept."
    Bakery sales to other foodservice operators, retailers and distributors were $9.8 million for the fiscal quarter ended July 1, 2003, which was very close to the Company's expected range of $10 million for the quarter. "While bakery sales are inherently difficult to forecast due to a variety of factors, we currently expect that absolute bakery sales for the upcoming third quarter should be in the range of $10-$12 million," commented Overton. "Sales to SYSCO Corporation continue to gradually build in line with our expectations, and we continue to work on other sales-building initiatives with both existing and new customers."
    The Company currently plans to release financial results for the fiscal quarter ending September 30, 2003 after the market closes on October 21, 2003. An investor conference call will be held at 5:00 PM Eastern Time on that day. The investor conference call will be broadcast live over the Internet at www.thecheesecakefactory.com. Listeners should select the "Audio Webcasts" option under the "Investor" section of the Company's website. An archived webcast will also be available.
    The Cheesecake Factory Incorporated operates 63 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $15.78. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates three upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago and Las Vegas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. In particular, forward-looking statements regarding the Company's restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company's control. Forward-looking statements regarding the number and timing of the Company's planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company's control, including factors that are under the control of government agencies, landlords and others. Forward-looking statements regarding bakery sales are subject to a number of risks and uncertainties, including (but not limited to) the purchasing plans of the Company's large-account bakery customers and the Company's ability to obtain and retain such customers. Forward-looking statements speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission.



         The Cheesecake Factory Incorporated and Subsidiaries
                  Consolidated Financial Statements
   (unaudited; in thousands, except per share and statistical data)


Consolidated Statements of         13 Weeks Ended    13 Weeks Ended
 Operations                         July 1, 2003      July 2, 2002
----------------------------------------------------------------------
Revenues:                         Amounts Percents  Amounts  Percents
                                  ------- --------  -------- --------

  Restaurant sales               $178,816    94.8%  $151,203    91.4%
  Bakery sales to other
   foodservice operators,
   retailers and distributors       9,804     5.2%    14,157     8.6%
        Total revenues            188,620   100.0%   165,360   100.0%
Costs and expenses:
  Restaurant cost of sales (1)     42,785    22.7%    35,991    21.8%
  Bakery cost of sales (2)          4,465     2.4%     6,725     4.1%
  Labor expenses                   58,318    30.9%    50,681    30.6%
  Other operating expenses         43,456    23.0%    36,683    22.2%
  General and administrative
   expenses                         9,098     4.8%     8,314     5.0%
  Depreciation and
   amortization expenses            6,720     3.6%     5,532     3.3%
  Preopening costs                  1,784     0.9%     2,247     1.4%
        Total costs and expenses  166,626    88.3%   146,173    88.4%
Income from operations             21,994    11.7%    19,187    11.6%
Interest income, net                1,065     0.6%       994     0.6%
Other income, net                     687     0.3%       423     0.3%
Income before income taxes         23,746    12.6%    20,604    12.5%
Income tax provision                8,477     4.5%     7,356     4.5%
Net income                        $15,269     8.1%   $13,248     8.0%

Basic net income per share          $0.30              $0.27
Basic weighted average shares
 outstanding                       50,287             48,898

Diluted net income per share        $0.30              $0.26
Diluted weighted average
 shares outstanding                51,665             50,915



Consolidated Statements of         26 Weeks Ended    26 Weeks Ended
 Operations                         July 1, 2003      July 2, 2002
----------------------------------------------------------------------
Revenues:                         Amounts  Percents  Amounts  Percents
                                  -------  --------  -------  --------
  Restaurant sales               $343,992    95.2%  $288,840    91.5%
  Bakery sales to other
   foodservice operators,
   retailers and distributors      17,488     4.8%    26,754     8.5%
        Total revenues            361,480   100.0%   315,594   100.0%
Costs and expenses:
  Restaurant cost of sales (1)     81,629    22.6%    69,411    22.0%
  Bakery cost of sales (2)          8,104     2.2%    12,806     4.1%
  Labor expenses                  114,162    31.6%    96,943    30.7%
  Other operating expenses         83,233    23.0%    70,708    22.4%
  General and administrative
   expenses                        17,784     4.9%    15,873     5.0%
  Depreciation and
   amortization expenses           13,266     3.7%    10,711     3.4%
  Preopening costs                  3,302     0.9%     4,931     1.6%
        Total costs and expenses  321,480    88.9%   281,383    89.2%
Income from operations             40,000    11.1%    34,211    10.8%
Interest income, net                1,922     0.5%     1,990     0.6%
Other income, net                   1,481     0.4%       834     0.3%
Income before income taxes         43,403    12.0%    37,035    11.7%
Income tax provision               15,495     4.3%    13,221     4.2%
Net income                        $27,908     7.7%   $23,814     7.5%

Basic net income per share          $0.56              $0.49
Basic weighted average shares
 outstanding                       50,160             48,832

Diluted net income per share        $0.54              $0.47
Diluted weighted average
 shares outstanding                51,538             51,069

Notes:
(1) Consists of restaurant food, beverage and dessert costs.
(2) Consists of bakery ingredient, packaging and supply costs.


Selected Consolidated Balance Sheet
 Information                            July 1, 2003 December 31, 2002
-------------------------------------  ------------- -----------------
Cash and cash equivalents                  $5,302          $11,033
Investments and marketable securities     121,653          103,453
Total assets                              506,509          463,842
Total liabilities                          92,231           84,278
Stockholders' equity                      414,278          379,564


                                13 Weeks  13 Weeks  26 Weeks  26 Weeks
                                  Ended     Ended     Ended     Ended
                                 July 1,   July 2,   July 1,   July 2,
Supplemental Information          2003      2002      2003       2002
------------------------------- --------  --------  --------  --------
Comparable restaurant sales %
 change                             0.3%     1.6%     -0.8%       1.8%
Restaurant cost of sales % of
 restaurant sales                  23.9%    23.8%     23.7%      24.0%
Bakery cost of sales % of bakery
 sales                             45.5%    47.5%     46.3%      47.9%
Restaurants opened during period      2        1         4          4
Restaurants open at period-end       67       55        67         55
Restaurant operating weeks          851      712     1,686      1,389

    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000